SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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MERCER FUNDS

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MERCER FUNDS

Mercer Opportunistic Fixed Income Fund

99 High Street

Boston, Massachusetts 02110

September 19, 2018

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Opportunistic Fixed Income Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Western Asset Management Company, LLC (“WAMCO”) to serve as a subadvisor to the Fund and Western Asset Management Company Limited, an affiliate of WAMCO (“WAMCL” and, together with WAMCO, “Western”) to serve as a sub-subadvisor with respect to the portion of the Fund managed by WAMCO. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and WAMCO; and has approved a new sub-subadvisory agreement between WAMCO and WAMCL (together, the “Western Subadvisory Agreements”).

The Advisor recommended the appointment of Western, along with four other proposed new subadvisors (as well as one other sub-subadvisor), to replace Franklin Advisers, Inc. (“Franklin”) and Investec Asset Management Limited (“Investec”), the subadvisors that previously managed the Fund’s portfolio, and Western and each of the other new subadvisors and sub-subadvisor have taken over the management duties of the Fund’s portfolio previously allocated to Franklin and Investec. As was previously communicated to you via a supplement to the Fund’s prospectus, dated June 22, 2018, Western began managing its allocated portion of the Fund’s investment portfolio on June 25, 2018.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Western and the Western Subadvisory Agreements and a discussion of the factors that the Board considered in approving the Western Subadvisory Agreements.

Sincerely,

Richard S. Joseph

Trustee, President, and Chief Executive Officer

Mercer Funds

MERCER FUNDS

Mercer Opportunistic Fixed Income Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Opportunistic Fixed Income Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, Western Asset Management Company, LLC (“WAMCO”) and the hiring of Western Asset Management Company Limited, an affiliate of WAMCO (“WAMCL” and, together with WAMCO, “Western”) to serve as a sub-subadvisor with respect to the portion of the Fund managed by WAMCO. In connection with the hiring of Western, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and WAMCO (the “WAMCO Subadvisory Agreement”); and approved a new sub-sub-advisory agreement between WAMCO and WAMCL (the “WAMCL Sub-Subadvisory Agreement” and, together with the WAMCO Subadvisory Agreement, the “Western Subadvisory Agreements”). The Advisor recommended the appointment of Western and four other proposed new subadvisors (as well as one other sub-subadvisor) to replace Franklin Advisers, Inc. (“Franklin”) and Investec Asset Management Limited (“Investec”), the subadvisors that previously managed the Fund’s portfolio, and Western and each of the other new subadvisors and sub-subadvisor have taken over the management duties of the Fund’s portfolio previously allocated to Franklin and Investec. The changes described above may be collectively referred to below as the “New Subadvisor Structure.” Western began managing its allocated portion of the Fund’s investment portfolio on June 25, 2018.

The hiring of Western, and the Western Subadvisory Agreements, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about September 20, 2018 to shareholders of record of the Fund as of June 30, 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on June 4, 2018 (the “Meeting”): (i) appointed WAMCO to serve as a subadvisor to the Fund and WAMCL to serve as a sub-subadvisor to the Fund, and (ii) approved the Western Subadvisory Agreements. Western is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Western is paid by the Advisor and not by the Fund. The fee paid to WAMCL under the WAMCL Sub-Subadvisory Agreement is paid by WAMCO and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Western as a subadvisor to the Fund, or from the implementation of the Western Subadvisory Agreements.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Western and the Western Subadvisory Agreements.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, LLC, an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.80% of assets up to $750 million, 0.78% of assets in excess of $750 million up to $1 billion and 0.73% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor received advisory fees of $4,833,867 from the Fund for the fiscal year ended March 31, 2018. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2018 was $2,656,483, representing 0.44% of the Fund’s average net assets during that period. The aggregate compensation that would have been paid by the Advisor to all subadvisors to the Fund during the fiscal year ended March 31, 2018, taking into account the New Subadvisor Structure, is $1,855,424, representing 0.31% of the Fund’s average net assets during that period. The Fund did not make any payments to any affiliated person of Western during the fiscal year ended March 31, 2018.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Head of US Delegated Solutions for the Advisor; Janice Desmond serves as Treasurer and Chief Financial Officer of the Trust and as Head of Fund Administration for the Advisor; Carol A. McMahon serves as Vice President and Assistant Treasurer of the Trust and Global and US GBS Wealth Chief Operating Officer of the Advisor; Colin J. Dean serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President and Assistant Secretary of the Trust and as Legal Counsel-Investments for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Robert Phay serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Western.

WESTERN ASSET MANAGEMENT COMPANY, LLC AND WESTERN MANAGEMENT COMPANY LIMITED

Western Asset Management Company, LLC (“WAMCO”) is located at 385 E. Colorado Blvd, Pasadena, CA 91101. WAMCO is registered as an investment adviser under the Advisers Act. WAMCO is currently organized as a limited liability company and is controlled and operated by a Board of Managers. Western Asset Management Company Limited (“WAMCL”), located at 10 Exchange Square, Primrose Street, London EC2A 2EN, United Kingdom, serves as a sub-subadvisor to the Fund. WAMCL is registered as an investment adviser under the Advisers Act. WAMCL is currently organized as a private limited liability company and is controlled and operated by a Board of Directors. The Western Subadvisory Agreements are dated June 25, 2018.

Western was approved by the Board to serve as a subadvisor and sub-subadvisor to the Fund at the Meeting. Western is not affiliated with the Advisor, and Western discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, Western is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Western as a subadvisor and sub-subadvisor to the Fund, or from the implementation of the Western Subadvisory Agreements. The fees paid by the Advisor to Western depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor or sub-subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Western serves as an investment advisor for the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective.

Fund Name	Assets as of March 31, 2018 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Western Asset Income Fund	$442	0.50%

The names and principal occupations of the principal executive officers and directors of WAMCO are listed below. The address of each principal executive officer and director, as it relates to the person’s position with WAMCO is 385 E. Colorado Blvd, Pasadena, California 91101.

Name	Principal Occupation
James W. Hirschmann	Chief Executive Officer, President and Director
Jennifer W. Murphy	Chief Operating Officer and Director
Bruce D. Alberts	Chief Financial Officer
Charles A. Ruys de Perez	General Counsel and Secretary
Kevin Ehrlich	Chief Compliance Officer
Marzo Bernardi	Director of Client Service and Marketing
Dennis McNamara	Director of Portfolio Operations
John D. Kenney	Director

The names and principal occupations of the principal executive officers and directors of WAMCL are listed below. The address of each principal executive officer and director, as it relates to the person’s position with WAMCL is 10 Exchange Square, Primrose Street, London EC2A 2EN, United Kingdom.

Name	Principal Occupation
Michael B. Zelouf	Senior Executive Officer and Director
Charles A. Ruys de Perez	General Counsel and Director
Ann Duong	Finance Officer
Jelena Petrovic	Chief Compliance Officer
Thomas C. Merchant	Director

THE WESTERN SUBADVISORY AGREEMENTS

The Western Subadvisory Agreements were approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the Western Subadvisory Agreements for an initial term of two years. Thereafter, continuance of the Western Subadvisory Agreements will require the annual approval of the Board, including a majority of the Independent Trustees. The WAMCO Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement. The WAMCL Sub-Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, or upon the termination of the WAMCO Subadvisory Agreement.

The terms of the WAMCO Subadvisory Agreement, other than the rate of compensation paid by the Advisor to WAMCO, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s previous subadvisors. The Western Subadvisory Agreements provide that Western, among other duties, will make all investment decisions for Western’s allocated portion of the Fund’s investment portfolio. Western, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Western’s allocated portion of the Fund’s assets.

The WAMCO Subadvisory Agreement provides for WAMCO to be compensated based on the average daily net assets of the Fund allocated to WAMCO. WAMCO is compensated from the fees that the Advisor receives from the Fund. The fee paid to WAMCL under the WAMCL Sub-Subadvisory Agreement is paid by WAMCO and not paid by the Fund. Western generally will pay all expenses it incurs in connection with its activities under the Western Subadvisory Agreements, other than the costs of the Fund’s portfolio securities and other investments.

The WAMCO Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) WAMCO, on not less than ninety (90) days’ written notice to the Advisor and the Trust. The WAMCL Sub-Subadvisory Agreement may be terminated at any time, without the payment of any penalty by WAMCL on not less than ninety (90) days’ written notice to WAMCO.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of WAMCO to serve as a subadvisor to the Fund and WAMCL to serve as a sub-subadvisor to the Fund. In considering the approval of the Western Subadvisory Agreements, the Independent Trustees considered the information and materials from the Advisor and Western that included, as to Western and the Fund: (i) the Western Subadvisory Agreements; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended Western for the Board’s approval, and the Advisor’s rationale for recommending that Western be appointed as a subadvisor and sub-subadvisor to the Fund; (iii) the nature, extent, and quality of the services that Western proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Western; (v) Western’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Western for its services to the Fund, and the fees charged to other accounts that Western manages; (vii) a summary of the compliance program applicable to Western; (viii) information regarding Western’s historical performance returns managing the investment mandate it would employ for the Fund, and a comparison of such performance to a relevant index; and (ix) the financial condition of Western.

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor and the Advisor’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Western. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to Western, including: the nature, extent, and quality of the services to be provided to the Fund by Western; Western’s management style and investment decision-making process; Western’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Western’s portfolio management team; and Western’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors to the Fund, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Western, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by Western. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Western to the Fund. The Independent Trustees discussed the specific investment management process that Western indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Western), the qualifications of Western’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Western would be managing, and the performance record of Western as compared to a relevant index. The Independent Trustees considered Western’s infrastructure and resources, and whether Western’s organization appeared to support Western’s strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to Western, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Western. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of Western’s portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Western, as well as Western’s ability to render such services based on Western’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Western would manage.

(b) Comparison of the services to be rendered and fees to be paid to Western under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by Western and evaluated the compensation to be paid to Western by the Advisor for those services. The Independent Trustees noted that the services that Western would furnish to the Fund appeared to be comparable to the services that Western currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to Western by the Advisor in light of the fees that were charged by Western to its other advisory clients, as disclosed in the Form ADV, Part 2A (Firm Brochure) provided and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by Western were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Advisor believes such fees are fair and reasonable.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend Western to serve as a subadvisor and sub-subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to Western for its services to the Fund were fair and reasonable. The Independent Trustees emphasized in their discussions that the subadvisory fees of Western would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to Western with respect to the assets of the Fund to be allocated to Western was supported by the services that were expected to be provided by Western to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Western from its relationship with the Fund and concluded that they were reasonable.

The Independent Trustees recognized that, because the subadvisory fees would be paid by the Advisor, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Management Agreement with the Advisor. In addition, since the fees to be paid to Western were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of Western was considered to have limited relevance to the Independent Trustees’ deliberations. The Independent Trustees took note of the Advisor’s explanation that the recommended appointment of Western was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and considered that the Advisor had demonstrated that the appointment of Western may result in increased profitability for the Advisor as a result of decreased subadvisory fees that will be paid out of the Advisor’s resources, taking into account the New Subadvisor Structure. On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent and quality of the services expected to be provided by Western and the proposed fees to be paid to Western by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to Western as a result of serving as a subadvisor and sub-subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by Western to the Fund.

(c) Investment performance of the Fund and Western. Because Western was a newly proposed subadvisor and sub-subadvisor to the Fund, the Independent Trustees could not consider Western’s investment performance in managing the Fund as a factor in evaluating the Western Subadvisory Agreements. However, the Independent Trustees reviewed Western’s historical performance record managing the investment mandate it would employ for the Fund. The Independent Trustees also compared the historical investment performance of Western to a relevant index and concluded that Western’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Western Subadvisory Agreements.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend Western be appointed as a subadvisor and sub-subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Western was supported by the services that were expected to be provided to the Fund and approval of the proposed Western Subadvisory Agreements was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Western Subadvisory Agreements.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1 and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2018, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2018, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2018, the Fund had 68,072,386 total shares outstanding, and: (1) Mercer Collective Trust: Mercer Opportunistic Fixed Income Portfolio held 29,422,476 shares, representing 43.22% of the Fund’s total shares outstanding; (2) 24,332,621 shares were held in the name of Mercer Investment Management for the benefit of Mercer Opportunistic Fixed Income Fund (a Canadian-domiciled investment fund), representing 35.75% of the Fund’s total shares outstanding;] and (3) 10,556,416 shares were held in the name of Mercer Global Investments for the benefit of the Trust Fund for the People of the Republic of Micronesia, representing 15.51% of the Fund’s total shares outstanding.

As of June 30, 2018, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report to shareholders may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.